                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                   OMB Number:        3235-0415
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response.... 14.90
                                                   ----------------------------

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*

                   Microfluidics International Corporation
               (formerly Biotechnology Development Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  595073107
--------------------------------------------------------------------------------
                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 595073107                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Irwin J. Gruverman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             382,300
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                424,505
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             382,300
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             424,505
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      806,805, including 222,300 shares and 160,000 options exercisable within 60 days owned directly by Mr. Gruverman, and 424,505 shares owned jointly by Mr. Gruverman and his wife.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      15.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

    Item 1(a)  Name of Issuer
               --------------

               Microfluidics International Corporation
               (formerly Biotechnology Development Corporation)

    Item 1(b)  Address of Issuer's Principal Executive Offices
               -----------------------------------------------

               30 Ossipee Road, Newton, MA  02164


    Item 2(a)  Name of Person Filing
               ---------------------

               Irwin J. Gruverman

     Item 2(b) Address of Principal Business Office or, if none, Residence
               -----------------------------------------------------------

               Microfluidics International Corp., 30 Ossipee Rd.,
               Newton, MA 02164

     Item 2(c) State of Organization/Citizenship
               ---------------------------------

               United States of America

     Item 2(d) Title of Class of Securities
               ----------------------------

               Common Stock

     Item 2(e) CUSIP Number
               ------------

               595073107


     Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-
               -------------------------------------------------------------
               2(b), check whether the person filing is a
               ------------------------------------------

          (a)    [ ]  Broker or Dealer registered under Section 15 of the Act

          (b)    [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c)    [ ]  Insurance Company as defined in Section 3(a)(19) of the
                      Act

          (d)    [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

                               Page 3 of 5 pages

          (e)    [ ]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940

          (f)    [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see S240.13d-1(b)(1)(ii)(F)

          (g)    [ ]  Parent Holding Company, in accordance with S240.13d-
                      1(b)(1)(ii)(G)

          (h)    [ ]  Group, in accordance with S240.13d-1(b)(1)(ii)(H)

          Not applicable.


     Item 4.   Ownership
               ---------

          (a)  Amount Beneficially Owned:  Mr. Gruverman beneficially owns an aggregate of 806,805 shares of common stock, including 160,000 options exercisable within 60 days of the date hereof owned directly by Mr. Gruverman, and 424,505 shares owned jointly by Mr. Gruverman and his wife.

          (b)  Percent of Class:  15.4%

          (c)  Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:                   382,300

               (ii)     shared power to vote or to direct the vote:                 424,505

               (iii)    sole power to dispose or to direct the disposition of:      382,300

               (iv)     shared power to dispose or to direct the disposition of:    424,505

Item 5.    Ownership of Five Percent or Less of a Class
           --------------------------------------------

           Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          Not applicable.

                               Page 4 of 5 pages

     Item 7.   Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company
               -------

               Not applicable.


     Item 8.   Identification and Classification of Members of the Group
               ---------------------------------------------------------

               Not applicable.


     Item 9.   Notice of Dissolution of Group
               ------------------------------

               Not applicable.


     Item 10.  Certification
               -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     Signature
     ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 14, 1997                    /s/ Irwin J. Gruverman
                                         -------------------------------------
                                         Irwin J. Gruverman
                                         Microfluidics International Corporation
                                         Chairman of the Board, Chief Executive
                                         Officer and Secretary

                               Page 5 of 5 pages

                                                   ----------------------------
PURSUANT TO RULE 13D-2(C) PROMULGATED                      OMB APPROVAL
UNDER THE SECURITIES EXCHANGE ACT OF 1934,
AS AMENDED, RESTATED BELOW IS THE ENTIRE           -----------------------------
TEXT OF THE SCHEDULE 13G FILED BY                  OMB Number:        3235-0415
MR. GRUVERMAN ON FEBRUARY 12, 1993.                Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response.... 14.90
                                                   ----------------------------

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.  )*

                     Biotechnology Development Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  090918-10-3
--------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 090918-10-3                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Irwin J. Gruverman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             769,456
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                 33,250
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             769,456
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              33,250
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      861,456

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      21.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

    Item 1(a)  Name of Issuer
               --------------

               Biotechnology Development Corporation

    Item 1(b)  Address of Issuer's Principal Executive Offices
               -----------------------------------------------

               90 Oak Street, Newton, Massachusetts 02164

    Item 2(a)  Name of Person Filing
               ---------------------

               Irwin J. Gruverman

     Item 2(b) Address of Principal Business Office or, if none, Residence
               -----------------------------------------------------------

               c/o Biotechnology Development Corporation,
               90 Oak Street, Newton, Massachusetts 02164

     Item 2(c) State of Organization/Citizenship
               ---------------------------------

               Mr. Gruverman is a United States citizen

     Item 2(d) Title of Class of Securities
               ----------------------------

               Common Stock, $.01 par value per share

     Item 2(e) CUSIP Number
               ------------

               090918-10-3


     Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-
               -------------------------------------------------------------
               2(b), check whether the person filing is a
               ------------------------------------------

          (a)    [ ]  Broker or Dealer registered under Section 15 of the Act

          (b)    [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c)    [ ]  Insurance Company as defined in Section 3(a)(19) of the
                      Act

          (d)   [ ]   Investment Company registered under Section 8 of the
                      Investment Company Act

          (e)    [ ]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940

          (f)    [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see S240.13d-1(b)(1)(ii)(F)

          (g)    [ ]  Parent Holding Company, in accordance with S240.13d-
                      1(b)(1)(ii)(G)

          (h)    [ ]  Group, in accordance with S240.13d-1(b)(1)(ii)(H)

          Not applicable.

CUSIP Number: 090918-10-3                               Page 3 of 5 pages

     Item 4.   Ownership
               ---------

          (a) Amount Beneficially Owned: Mr. Gruverman beneficially owns an 802,706 shares of Common Stock. This includes 33,250 shares of common stock owned jointly by Mr. Gruverman and his wife and includes options to purchase 248,000 shares of Common Stock which were exercisable at December 31, 1992 or within 60 days thereafter.

          (b)  Percent of Class:  15.4%

          (c)  Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:                   769,456

               (ii)     shared power to vote or to direct the vote:                  33,250

               (iii)    sole power to dispose or to direct the disposition of:      769,456

               (iv)     shared power to dispose or to direct the disposition of:     33,250

Item 5.   Ownership of Five Percent or Less of a Class
          --------------------------------------------

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which
          ---------------------------------------------------------
          Acquired the Security Being Reported on By the Parent Holding
          -------------------------------------------------------------
          Company
          -------

          Not applicable.


Item 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not applicable.


Item 9.   Notice of Dissolution of Group
          ------------------------------

          Not applicable.

CUSIP Number: 090918-10-3                               Page 4 of 5 pages

Item 10.  Certification
          -------------

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1993                 /s/ Irwin J. Gruverman
                                         -------------------------------------
                                         Irwin J. Gruverman

CUSIP Number: 090918-10-3                               Page 5 of 5 pages